Exhibit 99.1

Advaxis Announces Filing for USDA Product License

Product License is for Advaxis’s Cancer Immunotherapy in Canine Osteosarcoma

PRINCETON, NJ, July 2, 2014 — Advaxis, Inc. (NASDAQ:ADXS), a biotechnology company developing cancer immunotherapies, announced that a product license from the United States Department of Agriculture (USDA) has been filed for ADXS-cHER2, its proprietary Her2/neu-directed cancer immunotherapy for the treatment of canine osteosarcoma and other HER2-overexpressing cancers. The filing was submitted by Aratana Therapeutics, Inc. (NASDAQ: PETX), which was granted exclusive worldwide rights by Advaxis to develop and commercialize ADXS-cHER2 (also known as AT-014 by Aratana) in animals. While the USDA has no specific obligation to respond within a prescribed timeframe, the companies expect a response from the USDA to the filing will occur over the next 12 to 18 months.

Daniel J. O’Connor, President and Chief Executive Office of Advaxis, stated, “Dr. Mason’s research with our cancer immunotherapy in pet dogs with osteosarcoma suggests that ADXS-cHER2 is able to prevent or delay metastatic disease and significantly prolong overall survival. Subject to receiving USDA approval of this filing, we are looking forward to having our cancer immunotherapy be available to dogs with bone cancer.”

Preliminary findings presented at the American College of Veterinary Internal Medicine (ACVIM) Forum by clinical investigator Nicola Mason, BVetMed, PhD, DACVIM, of the University of Pennsylvania School of Veterinary Medicine, suggest that ADXS-cHER2 may be able to delay or prevent metastatic disease and prolong overall survival in dogs with osteosarcoma that had minimal residual disease following standard of care (amputation and follow-up chemotherapy). At the time of Dr. Mason’s presentation, 80% of the dogs treated (n=15) were still alive and median survival had not yet been reached; median survival in case-matched control dogs (n=13) was 316 days. Currently, immunological analyses are underway for this study, and Dr. Mason is conducting a second study evaluating ADXS-cHER2 combined with radiation therapy for dogs with primary osteosarcoma that cannot undergo amputation.

ADXS-cHER2 is an investigational Lm-LLO cancer immunotherapy designed to target the Her2 receptor, which is overexpressed in certain solid-tumor cancers, including canine and human bone cancer and breast cancer. Due to the data in canine osteosarcoma and the parallel the disease shares with human osteosarcoma, Advaxis is currently pursuing a clinical program with ADXS-cHER2 in osteosarcoma, which has been granted orphan drug designation by the U.S. Food and Drug Administration (FDA).

About ADXS-cHER2

ADXS-cHER2 is an Lm-LLO immunotherapy for Her2 overexpressing cancers (such as osteosarcoma, breast, gastric and other cancers in humans and for osteosarcoma in canines). ADXS-cHER2 secretes the cHer2 antigen, fused to LLO, directly inside the APC that are capable of driving a cellular immune response to Her2 overexpressing cells. In preclinical analysis, localized effect is the inhibition of the Treg and MDSC cells that we believe may promote immunologic tolerance of the Her2 overexpressing cancer cells of the tumor.

About Canine Osteosarcoma

Osteosarcoma is the most common primary bone tumor in dogs, accounting for roughly 85% of tumors on the canine skeleton. Approximately 8,000-10,000 dogs a year (predominately middle to older-aged dogs and larger breeds) are diagnosed with osteosarcoma in the United States. This cancer initially presents as lameness and oftentimes visible swelling on the leg. Current standard of care treatment is amputation immediately after diagnosis, followed by chemotherapy and sometimes radiation for palliative care. Invariably, however, the cancer metastasizes to the lungs, eventually leading to death.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary platform intended to redirect the immune system to kill cancer. The Advaxis technology, using bioengineered live attenuated bacteria, is the only known cancer immunotherapy shown in preclinical studies to neutralize Tregs and MSDCs, that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis’s lead immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)- associated cancers and is in clinical trials for three indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The FDA has granted Advaxis orphan drug status for each of these three indications. The Company plans to initiate a registrational clinical program for cervical cancer in 2014 and has established licensing partners in India and Asia for commercialization in those regions.

Advaxis’s second immunotherapy candidate in clinical testing will be ADXS-PSA, which is being developed to address prostate cancer. Advaxis is planning to file an IND with the FDA and initiate a Phase 1 clinical study with ADXS-PSA in 2014. Advaxis is also developing ADXS-cHER2, to target the Her2 receptor, which is overexpressed in certain solid-tumor cancers, including pediatric bone cancer (or osteosarcoma), breast cancer, and gastric cancer. Advaxis is developing ADXS-cHER2 for both human and animal-health, and has seen promising results in canine osteosarcoma, which is considered a model for human bone cancer. Advaxis is pursuing a clinical program in pediatric osteosarcoma and has licensed ADXS-cHER2 and three other immunotherapy constructs to a major animal-health company. Advaxis is planning to file an IND for ADXS-cHER2 in Her2 overexpressing cancers.

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Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’ ability to develop the next generation of cancer immunotherapies; the safety and efficacy of Advaxis’ proprietary immunotherapy, ADXS HPV; whether Advaxis immunotherapies can redirect the powerful immune response all human beings have to the bacterium to cancers. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’ SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2013, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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CONTACT:

Advaxis Contact:
Lisa Caperelli
Senior Director of Investor Relations and Corporate Communications
Advaxis, Inc.
caperelli@advaxis.com
215.206.1822

Media Contact:
Tiberend Strategic Advisors, Inc.
Amy S. Wheeler
awheeler@tiberend.com
646.362.5750